REPUBLIC AND CANTON OF GENEVA
Department of Territory
Cantonal Service for Energy

DT - ScanE	By Registered Mail
P.O. Box 3918	SES Société d’Energie Solaire SA
1211 Geneva 3	Mr. Jean-Christophe Hadorn
Route de Saint-Julien 129
1228 Plan-les-Ouates

Reference:	DCA/CF/14.2.593/sm
N°:	607445-2008

Geneva, May 19, 2008

DECISION

Re:	Funds for the development of renewable energies and energy savings - File N° 593
Request for the 24-month renewal of a CHF 1,000,000 revolving credit in regards to the loan agreement N° 03/07 of November 6, 2003

Given the request dated April 2, 2008;

Given the favorable notice issued in May 2008 by the commission of attributions (hereinafter the Commission);

Considering in facts that the request has for object a renewal for 24 months of a CHF 1,000,000 bridge-loan granted by the former Department of Interior, Agriculture, and Environment (DIAE), currently called the Department of Territory (DT) (hereinafter Department), to SES Société d’Energie Solaire SA on May 30, 2003;

That the maturity of the bridge-loan, including the interests, was March 31, 2006;

That, by decision dated November 21, 2005, the Department granted to SES Société d’Energie Solaire SA a 24 month renewal of said bridge-loan, extending its maturity to March 31, 2008;

That SES Société d’Energie Solaire SA solicited the renewal of the bridge-loan for another 24 months, which received a favorable notice from the Commission in May 2008;

Considering in law that the owners of the buildings, owners of the installations producing or consuming the energy, as well as the companies active in the energy business may apply for the grants, guarantees, loans or, as the case may be, allowances (art. 6(1) of the Act instituting two funds for the development of renewable energies and energy savings, L 2 40, hereinafter the Act);

That the Department rendered a decision based upon the notice of the Commission (art. 9(1) of the Act and 13(2) of the Ordinance on the application of the act instituting two funds for the development of renewable energies and energy savings, L 2 40.01, hereinafter the Ordinance);

That the Act especially aims to encourage the development of renewable energies, the energy savings, diminish the dependence of the Canton on nuclear energy, diminish the CO2 and NO3 emissions of the Canton so as to respect the federal norms on noise and air quality, provide incentives to the owners of the energy production and consumption installations to develop the renewable energies and energy savings, encourage the creation and development of the companies doing business in the field of renewable energies and energy savings, encourage the know-how, the creation and the professional mastering in the field of renewable energies and energy savings, maintain and create jobs in the field of the renewable energies and energy savings (art. 1 letters a through h of the Act and art. 2 letters a though h of the Ordinance);

That, pursuant to art. 7 of the Ordinance, may benefit from the funds, any project contributing to one of the objectives set forth by art. 2 of the Ordinance, especially the accomplishment of the works which can contribute to the fulfillment of the objectives set forth in letters a through k;

That the grants from the funds are complementary to federal grants and conjectural bonuses granted in application of the Act on Demolitions, Transformations, and Refurbishing of the Households of January 25, 1996 and to the contributions set forth by art. 20 of the Act on Energy of September 18, 1986, which can be required (art. 8(1) of the Ordinance);

That any grant that has for object the financing of legal obligations is excluded (art. 9(2) of the Ordinance);

That the object of the demand must generally be located in the Canton (art. 9(2) of the Ordinance);

That the choice of the grant and the amount is made depending on the economic profitability of the project, of the impact of the project on the energy policy of the Canton depending on the effective importance of the energy saving; of the renewable energy produced or of the good tenure of the project and the ability to reproduce it; and of the potential for technical development of the project (art. 7(1) of the Act and art. 12(1) of the Ordinance);

That the nature and the amount of the grant take into account the availability of the funds and their capacity to allow the completion of other projects (art. 12(2) of the Ordinance);

That, in addition, the modalities of the grant are set forth by contract and can provide for guarantees to be provided by the requesting party (art. 7(3) of the Act and 13(3) of the Ordinance);

That, finally, under the penalty of restitution of the loan or subsidy, or indemnity for the interests corresponding to the guarantee or to the loan without interests or with reduced interests, the beneficiary of the grant must comply with art. 14(2) of the Ordinance;

That, here, the project contributes to the objectives set forth by art. 1 letters a though h of the Act and art. 2 letters a though h of the Ordinance;

That, in addition, the project tends to achieve the effects set forth by art. 7 of the Ordinance;

That no other contribution was possible to request;

That the object of the request is located in the Canton of Geneva;

That, thus, the renewal for 24 months of the bridge-loan of CHF 1,000,000 should be granted to SES Société d’Energie Solaire SA, in regards to the loan agreement 03/07 of November 6, 2003, with effect from April 1, 2008;

That, the terms of the loan agreement remain the same except for the maturity, which shall be March 31, 2010.

For this reason,

Given the art. 1 seq. of the Act instituting two funds for the development of renewable energies and energy savings and art. 1 seq. of Ordinance on the application of the act instituting two funds for the development of renewable energies and energy savings;

The Department of Territory:

1.	Grants to SES Société d’Energie Solaire SA a 24 month renewal of the bridge-loan of CHF 1,000,000 in connection with the loan agreement 03/07 of November 6, 2003, with effect from April 1, 2008.

2.	States that the terms of the aforementioned loan shall remain unchanged except for the maturity of the loan, which shall be March 31, 2010.

DT:

Daniel Chambaz
Director of the domain for the
protection of the environment

Annexes:	copy of the loan agreement 03/07
copy of the decision dated May 30, 2003
copy of the decision dated November 21, 2005